UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2020

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of James Hindman as a Director

On May 20, 2020, in accordance with bye-law 41.3 of the Second Amended and Restated Bye-laws of the Company (the “Bye-laws”), which empowers the Board of Directors of the Company (the “Board”) to fill any vacancies by a majority vote, the Board appointed Mr. James M. Hindman to serve as a member of the Board until our next annual general meeting or his earlier resignation or removal in accordance with the Bye-laws. Mr. Hindman’s appointment to the Board became effective on May 20, 2020.

Mr. Hindman has over 30 years of global and strategic financial experience in the biopharmaceutical and medical device industries, including in the urology, ophthalmology, neurology, dermatology and medical aesthetics therapeutic areas. He enjoyed a three-decade long career at Allergan, most recently serving as Chief Financial Officer and Executive Vice President of Finance and Business Development from August 2014 until Allergan’s $70.5B sale to Actavis plc in March 2015.  In addition to serving as Chief Financial Officer, Mr. Hindman held various senior leadership positions during his tenure at Allergan, including Senior Vice President, Finance and Controller.  He also led and was responsible for several strategic functions at the company, including treasury, investor relations, risk, controller, financial reporting, SEC compliance, audits, acquisitions and divestitures, and strategic planning. Additionally, he served as President of the Allergan Foundation from 2009-2015.

Mr. Hindman earned his MBA from Pepperdine University and a B.S. in accounting from Loyola Marymount University. He currently serves on the boards of Millendo Therapeutics, Inc., Accuray, Inc, and Aatru Medical, LLC and is a member of the Loyola Marymount University Board of Trustees.

The Board has determined that Mr. Hindman qualifies as (i) an independent director of the Company pursuant to the listing rules (the “Listing Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”) and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended; and (ii) an “audit committee financial expert” pursuant to Item 407(d)(5) of Regulation S-K.  Accordingly, the Board has appointed Mr. Hindman to serve as a member of the Audit Committee of the Board (the “Audit Committee”), as well as the Nominating, Corporate Governance and Compliance Oversight Committee.  As a result of Mr. Hindman’s appointment to the Audit Committee, the Company has regained compliance with the audit committee composition requirements set forth in Rule 5605(c)(1) of the Nasdaq Listing Rules.  The Company has communicated with Nasdaq regarding Mr. Hindman’s appointment and expects to receive a letter from Nasdaq confirming that we are in compliance with the audit committee composition requirements set forth in Rule 5605(c)(1).

In connection with Mr. Hindman’s appointment, Mr. Hindman will be entitled to receive cash compensation consistent with the Company’s standard arrangement for non-employee directors, which is described under the heading “Director Compensation” in the definitive proxy statement for the Company’s 2019 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 29, 2019.  In addition, on June 1, 2020 Mr. Hindman will be granted an option to purchase 61,000 of our common shares under our 2017 Equity Incentive Plan, as amended and restated (the “Initial Equity Award”). Subject to Mr. Hindman’s continued service as a director on the Board through each applicable vesting date, one-third of the Initial Equity Award will vest after one year, and the remaining two thirds will vest in equal annual installments thereafter over two years.

In connection with Mr. Hindman’s appointment, we also entered into our standard indemnification agreement with Mr. Hindman, the form of which is attached as Exhibit 10.1 to our Current Report on Form 8-K which was filed with the SEC on April 6, 2020.

There are no arrangements or understandings between Mr. Hindman and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure

On May 27, 2020, we issued a press release announcing the appointment of Mr. Hindman as a member of the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information being furnished in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933 or the

Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release, dated May 27, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Urovant Sciences Ltd.

Dated: May 27, 2020
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer